Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES FOURTH QUARTER AND FISCAL 2021 RESULTS

HILLIARD, Ohio – (May 20, 2021) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and on-site septic waste water industries today announced financial results for the fourth quarter and fiscal year ended March 31, 2021.

Fourth Quarter Fiscal 2021 Results

•	Net sales increased 19.7% to $443.8 million
•	Net income increased 488.1% to $20.8 million
•	Adjusted EBITDA (Non-GAAP) increased 31.1% to $94.5 million

Fiscal 2021 Results

•	Net sales increased 18.5% to $2.0 billion
•	Net income increased to $226.1 million, compared to a net loss of $191.8 million in the prior year
•	Adjusted EBITDA (Non-GAAP) increased 56.7% to $567.0 million
•	Cash provided by operating activities increased 47.7% to $452.2 million
•	Free cash flow (Non-GAAP) increased 56.6% to $373.5 million

Scott Barbour, President and Chief Executive Officer of ADS commented, “Advanced Drainage Systems achieved another year of record financial performance in fiscal 2021. When confronted with a challenging operating environment, our employees adapted well to the new health and safety measures we implemented and remained focused on executing our plan and delivering exceptional results. Their hard work and perseverance enabled us to not only exceed our guidance for the year, but also surpass our financial targets set at our 2018 Investor Day. Our accomplishments during the past year, combined with our proven growth strategies, give me confidence in our ability to execute as we move into fiscal 2022.”

“Sales grew 19% in fiscal 2021, driven by our material conversion strategy, complete water management solutions and focus on key sales programs. We experienced strong demand in the residential and agriculture end markets, as well as horizontal construction in the non-residential market. Overall, the growing demand for our products and solutions, national presence, as well as our favorable geographic and end market exposure enabled us to outperform in a challenging year.”

“We also achieved record profitability in fiscal 2021, with 700-basis points of Adjusted EBITDA margin expansion year-over-year. In addition to capturing the benefits of leverage from our strong sales growth, both ADS and Infiltrator successfully offset inflationary costs through favorable pricing, operational productivity initiatives and our synergy programs.”

Barbour concluded, “Looking towards fiscal 2022, we are confident in our business outlook as our order book, project tracking, book-to-bill ratio and backlog continue to be favorable on a year-over-year basis. We are optimistic about improving forward looking market indicators, and well positioned to capitalize on growing residential development and horizontal construction. We will continue to generate above-market growth through the execution of our material conversion and water management solutions strategies. In order to offset building inflationary cost pressure on materials, labor and transportation, we are focused on disciplined execution, achieving favorable pricing and operational improvements, as well as disciplined capital spending to support our growing businesses at both ADS and Infiltrator.”

Fourth Quarter Fiscal 2021 Results

Net sales increased $73.0 million, or 19.7%, to $443.8 million, as compared to $370.8 million in the prior year. Domestic pipe sales increased $36.1 million, or 17.7%, to $239.2 million. Domestic allied products & other sales increased $10.1 million, or 11.5%, to $97.9 million. Infiltrator sales increased $17.2 million, or 23.3%, to $91.3 million. These increases were driven by double-digit sales growth in both the U.S. construction and agriculture end markets. International sales increased $11.3 million, or 49.3%, to $34.4 million, primarily driven by growth in the Canada business.

Gross profit increased $18.5 million, or 17.0%, to $127.2 million as compared to $108.8 million in the prior year. The increase is primarily due an increase in sales volume of pipe, on-site septic and allied products; favorable pricing; and operational improvements offsetting inflationary costs.

Adjusted EBITDA (Non-GAAP) increased $22.5 million, or 31.1%, to $94.5 million, as compared to $72.1 million in the prior year. The increase is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 21.3% as compared to 19.4% in the prior year.

Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Fiscal 2021 Results

Net sales increased $309.0 million, or 18.5%, to $1.983 billion, as compared to $1.674 billion in the prior year. Domestic pipe sales increased $104.6 million, or 11.0%, to $1.059 billion. Domestic allied products & other sales increased $39.2 million, or 9.7%, to $442.4 million. These increases were driven by growth in both the U.S. construction and agriculture end markets. Infiltrator sales increased $186.8 million, or 88.5%, to $397.8 million, as compared to $211.0 million in the prior year.

Gross profit increased $373.6 million to $690.1 million as compared to $316.5 million in the prior year. The prior year gross profit includes $168.6 million of ESOP special dividend compensation expense. In addition, the year-to-date gross profit includes an incremental benefit from a full year of results from the Infiltrator Water Technologies business, as compared to eight months of results in the prior year due to the timing of the acquisition. The remaining increase in gross profit was due to favorable pricing and material cost; increases in both pipe and allied product sales; and operational improvements offsetting inflationary costs.

Adjusted EBITDA (Non-GAAP) increased $205.1 million, or 56.7%, to $567.0 million, as compared to $361.9 million in the prior year. The increase is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 28.6% as compared to 21.6% in the prior year.

Balance Sheet and Liquidity

Net cash provided by operating activities increased $146.0 million, or 47.7%, to $452.2 million, as compared to $306.2 million in the prior year. Free cash flow (Non-GAAP) increased $134.9 million, or 56.6%, to $373.5 million, as compared to $238.5 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $646.5 million as of March 31, 2021, a decrease of $341.5 million from March 31, 2020.

ADS had total liquidity of $534 million, comprised of cash of $195 million as of March 31, 2021 and $339 million of availability under committed credit facilities. As of March 31, 2021, the Company’s leverage ratio was 1.1 times.

Fiscal 2022 Outlook

Based on current visibility, backlog of existing orders and business trends, the Company has provided its net sales and Adjusted EBITDA targets for fiscal 2022. Net sales are expected to be in the range of $2.220 billion to $2.300 billion and Adjusted EBITDA is expected to be in the range of $635 to $665 million. Capital expenditures are expected to be in the range of $130 million to $150 million.

Webcast Information

Participants may Register Here for this conference call or copy and paste the following text into your browser: http://www.directeventreg.com/registration/event/3072617. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry. Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call. The live webcast will also be accessible via the "Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. An archived version of the webcast will be available following the call.

About the Company

Advanced Drainage Systems is a leading provider of innovative water management solutions in the stormwater and on-site septic wastewater industries, providing superior drainage solutions for use in the construction and agriculture marketplace. For over 50 years, the Company has been manufacturing a variety of innovative and environmentally friendly alternatives to traditional materials. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, infrastructure and agriculture applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, overall product breadth and scale and manufacturing excellence. Founded in 1966, the Company operates a global network of approximately 60 manufacturing plants and 30 distribution centers. To learn more about ADS, please visit the Company’s website at www.adspipe.com.

Forward Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including the adverse impact on the U.S. and global economy of the COVID-19 global pandemic, and the impact of COVID-19 in the near, medium and long-term on our business, results of operations, financial position, liquidity or cash flows, and other factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials; uncertainties surrounding the integration of acquisitions and similar transactions, including the acquisition of Infiltrator Water Technologies and the integration of Infiltrator Water Technologies; our ability to realize the anticipated benefits from the acquisition of Infiltrator Water Technologies; risks that the acquisition of Infiltrator Water Technologies and related transactions may involve unexpected costs, liabilities or delays; our ability to continue to convert current demand for concrete, steel and polyvinyl chloride (“PVC”) pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; the effect of any claims, litigation, investigations or proceedings; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; our ability to remediate the material weakness in our internal control over financial reporting, including remediation of the control environment for our joint venture affiliate ADS Mexicana, S.A. de C.V.; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets, including risks associated with new markets and products associated with our recent acquisition of Infiltrator Water Technologies; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; the risks associated with our self-insured programs; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to project product mix; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; fluctuations in our effective tax rate; our ability to meet future capital requirements and fund our liquidity needs; the risk that additional information may arise that would require the Company to make additional adjustments or revisions or to restate the financial statements and other financial data for certain prior periods and any future periods; any delay in the filing of any filings with the Securities and Exchange Commission (“SEC”); the review of potential weaknesses or deficiencies in the Company’s disclosure controls and procedures, and discovering weaknesses of which we are not currently aware or which have not been detected; additional uncertainties related to accounting issues generally; and the other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:

Michael Higgins

VP, Corporate Strategy & Investor Relations

(614) 658-0050

Mike.Higgins@ads-pipe.com

Financial Statements

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Amounts in thousands, except per share data)	2021	2020	2021	2020
Net sales	$443,809	$370,768	$1,982,780	$1,673,805
Cost of goods sold	316,592	262,013	1,292,698	1,188,716
Cost of goods sold - ESOP special dividend compensation	-	-	-	168,610
Gross profit	127,217	108,755	690,082	316,479
Operating expenses:
Selling, general and administrative	73,491	68,549	267,574	271,338
Selling, general and administrative - ESOP special dividend compensation	-	-	-	78,142
Loss on disposal of assets and costs from exit and disposal activities	1,021	872	4,275	5,338
Intangible amortization	19,815	32,575	73,708	57,010
Income (loss) from operations	32,890	6,759	344,525	(95,349)
Other expense:
Interest expense	7,895	11,924	35,658	82,711
Derivative (gains) loss and other (income) expense, net	(2,521)	1,436	(3,404)	1,554
Income (loss) before income taxes	27,516	(6,601)	312,271	(179,614)
Income tax expense	7,091	(8,763)	86,382	14,092
Equity in net loss (income) of unconsolidated affiliates	(351)	(1,371)	(201)	(1,909)
Net income (loss)	20,776	3,533	226,090	(191,797)
Less: net income attributable to noncontrolling interest	1,022	1,228	1,860	1,377
Net income (loss) attributable to ADS	19,754	2,305	224,230	(193,174)
Dividends paid to participating securities	(1,606)	(1,404)	(5,591)	(11,544)
Net income (loss) available to common stockholders and participating securities	18,148	901	218,639	(204,718)
Undistributed income allocated to participating securities	(1,967)	-	(33,251)	-
Net income (loss) available to common stockholders	$16,181	$901	$185,388	$(204,718)

Weighted average common shares outstanding:
Basic	70,958	68,957	70,155	63,820
Diluted	72,595	69,720	71,566	63,820
Net income per share:
Basic	$0.23	$0.01	$2.64	$(3.21)
Diluted	$0.23	$0.01	$2.59	$(3.21)
Cash dividends declared per share	$0.09	$0.09	$0.36	$1.36

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of
(Amounts in thousands)	March 31, 2021	March 31, 2020
ASSETS
Current assets:
Cash	$195,009	$174,233
Receivables, net	236,191	200,028
Inventories	300,961	282,398
Other current assets	10,817	9,552
Total current assets	742,978	666,211
Property, plant and equipment, net	504,275	481,380
Other assets:
Goodwill	599,072	597,819
Intangible assets, net	482,016	555,338
Other assets	85,491	69,140
Total assets	$2,413,832	$2,369,888
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$7,000	$7,955
Current maturities of finance lease obligations	19,318	20,382
Accounts payable	171,098	106,710
Other accrued liabilities	116,151	101,116
Accrued income taxes	4,703	2,050
Total current liabilities	318,270	238,213
Long-term debt obligations, net	782,220	1,089,368
Long-term finance lease obligations	32,964	44,501
Deferred tax liabilities	162,185	175,616
Other liabilities	54,767	37,608
Total liabilities	1,350,406	1,585,306
Mezzanine equity:
Redeemable convertible preferred stock	240,944	269,529
Deferred compensation — unearned ESOP shares	(11,033)	(22,432)
Total mezzanine equity	229,911	247,097
Stockholders’ equity:
Common stock	11,578	11,555
Paid-in capital	918,587	827,573
Common stock in treasury, at cost	(10,959)	(10,461)
Accumulated other comprehensive loss	(24,220)	(35,325)
Retained (deficit) earnings	(75,202)	(267,619)
Total ADS stockholders’ equity	819,784	525,723
Noncontrolling interest in subsidiaries	13,731	11,762
Total stockholders’ equity	833,515	537,485
Total liabilities, mezzanine equity and stockholders’ equity	$2,413,832	$2,369,888

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Fiscal Year Ended March 31,
(Amounts in thousands)	2021	2020
Cash Flow from Operating Activities
Net income (loss)	$226,090	$(191,797)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	145,586	124,940
Deferred income taxes	(13,477)	(2,924)
Loss on disposal of assets and costs from exit and disposal activities	4,275	5,338
ESOP and stock-based compensation	65,434	32,395
ESOP special dividend compensation	-	246,752
Amortization of deferred financing charges	382	34,476
Inventory step up related to Infiltrator Water Technologies acquisition	-	7,880
Fair market value adjustments to derivatives	(3,355)	3,128
Equity in net loss (income) of unconsolidated affiliates	(201)	(1,909)
Other operating activities	6,770	(6,005)
Changes in working capital:
Receivables	(34,760)	5,170
Inventories	(14,561)	19,086
Prepaid expenses and other current assets	(1,208)	(1,929)
Accounts payable, accrued expenses, and other liabilities	71,241	31,588
Net cash provided by operating activities	452,216	306,189
Cash Flows from Investing Activities
Capital expenditures	(78,757)	(67,677)
Cash paid for acquisitions, net of cash acquired	-	(1,089,322)
Other investing activities	883	6,529
Net cash used in investing activities	(77,874)	(1,150,470)
Cash Flows from Financing Activities
Proceeds from Term Loan Facility	-	1,300,000
Payments on Term Loan Facility	-	(1,300,000)
Proceeds from syndication of Term Loan Facility	-	700,000
Payments on syndicated Term Loan Facility	(207,000)	(51,750)
Proceeds from Senior Notes	-	350,000
Proceeds from Revolving Credit Agreement	-	277,900
Payments on Revolving Credit Agreement	(100,000)	(177,900)
Debt issuance costs	-	(34,606)
Proceeds from PNC Credit Agreement	-	253,900
Payments on PNC Credit Agreement	-	(388,300)
Payments on Prudential Senior Notes	-	(100,000)
Payments on finance lease obligations	(21,491)	(27,119)
Proceeds from common stock offering, net of offering costs	-	293,648
Cash dividends paid	(32,155)	(92,127)
Proceeds from exercise of stock options	7,553	8,163
Other financing activities	(1,490)	(237)
Net cash used in financing activities	(354,583)	1,011,572
Effect of exchange rate changes on cash	1,017	(1,949)
Net change in cash	20,776	165,342
Cash at beginning of period	174,233	8,891
Cash at end of period	$195,009	$174,233

Selected Financial Data

The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	March 31, 2021			March 30, 2020
	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$239,206	$(1,487)	$237,719	$203,150	$(1,346)	$201,804
Infiltrator Water Technologies	91,265	(14,721)	76,544	74,033	(15,919)	58,114
International
International - Pipe	25,197	(2,723)	22,474	16,382	—	16,382
International - Allied Products	9,157	—	9,157	6,627	—	6,627
Total International	34,354	(2,723)	31,631	23,009	—	23,009
Allied Products & Other	97,915	—	97,915	87,841	—	87,841
Intersegment Eliminations	(18,931)	18,931	—	(17,265)	17,265	—
Total Consolidated	$443,809	$—	$443,809	$370,768	$—	$370,768

	Fiscal Year Ended
	March 31, 2021			March 30, 2020
	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$1,059,200	$(6,280)	$1,052,920	$954,633	$(2,030)	$952,603
Infiltrator Water Technologies	397,813	(68,669)	329,144	211,005	(41,657)	169,348
International
International - Pipe	121,468	(6,589)	114,879	108,624	—	108,624
International - Allied Products	43,390	—	43,390	39,957	—	39,957
Total International	164,858	(6,589)	158,269	148,581	—	148,581
Allied Products & Other	442,447	—	442,447	403,273	—	403,273
Intersegment Eliminations	(81,538)	81,538	—	(43,687)	43,687	—
Total Consolidated	$1,982,780	$—	$1,982,780	$1,673,805	$—	$1,673,805

Employee Stock Ownership Plan (“ESOP”)

The Company established an ESOP to enable employees to acquire stock ownership in ADS in the form of redeemable convertible preferred shares (“preferred shares”). All preferred shares will be converted to common shares by plan maturity, which will be no later than March 2023. The ESOP’s conversion of preferred shares into common shares will have a meaningful impact on net income, net income per share and common shares outstanding. The common shares outstanding will be greater after conversion.

Net Income (Loss)

The impact of the ESOP on net (loss) income includes the ESOP deferred compensation attributable to the preferred shares allocated to employee accounts during the period, which is a non-cash charge to our earnings and not deductible for income tax purposes.

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Amounts in thousands)	2021	2020	2021	2020
Net income (loss) attributable to ADS	$19,754	$2,305	$224,230	$(193,174)
ESOP deferred stock-based compensation	$15,475	$1,645	$44,981	$20,126
ESOP special dividend compensation	$-	$-	$-	$246,752

Common shares outstanding

The conversion of the preferred shares will increase the number of common shares outstanding. Preferred shares will convert to common shares at plan maturity, or upon retirement, disability, death or vested terminations over the life of the plan.

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Shares in thousands)	2021	2020	2021	2020
Weighted average common shares outstanding - Basic	70,958	68,957	70,155	63,820
Conversion of preferred shares	15,361	16,887	16,001	17,134
Unvested restricted shares	-	18	-	35

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

This press release includes references to organic results, Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.

Reconciliation of Segment Adjusted Gross Profit to Gross profit

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Amounts in thousands)	2021	2020	2021	2020
Segment Adjusted Gross Profit
Pipe	$53,100	$46,767	$322,846	$239,531
International	10,945	7,865	49,921	36,999
Infiltrator Water Technologies	41,612	33,366	191,163	98,245
Allied Products & Other	49,046	43,580	225,052	201,206
Intersegment Elimination	415	(36)	(503)	(1,895)
Total Segment Adjusted Gross Profit	155,118	131,542	788,479	574,086
Depreciation and amortization	17,090	16,808	66,408	62,225
ESOP and stock-based compensation expense	10,811	1,406	31,792	14,319
ESOP special dividend compensation	-	-	-	168,610
COVID-19 related expenses	-	4,573	197	4,573
Inventory step up related to Infiltrator Water Technologies acquisition	-	-	-	7,880
Total Gross Profit	$127,217	$108,755	$690,082	$316,479

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Amounts in thousands)	2021	2020	2021	2020
Net income (loss)	$20,776	$3,533	$226,090	$(191,797)
Depreciation and amortization	38,265	50,508	145,586	124,940
Interest expense	7,895	11,924	35,658	82,711
Income tax expense	7,091	(8,763)	86,382	14,092
EBITDA	74,027	57,202	493,716	29,946
Loss on disposal of assets and costs from exit and disposal activities	1,021	872	4,275	5,338
ESOP and stock-based compensation expense	20,021	5,030	65,434	32,395
ESOP special dividend compensation	-	-	-	246,752
Transaction costs	(13)	247	1,415	22,896
Inventory step up related to Infiltrator Water Technologies acquisition	-	-	-	7,880
Strategic growth and operational improvement initiatives	615	2,028	3,304	6,659
COVID-19 related expenses (a)	-	5,081	806	5,081
Restatement related costs	-	-	-	8
Other adjustments(b)	(1,123)	1,634	(1,995)	4,913
Adjusted EBITDA	$94,548	$72,094	$566,955	$361,868
(a)	Includes expenses directly related to our response to the COVID-19 pandemic, including adjustments to our pandemic pay program and expenses associated with our 3rd party crisis management vendor.
(b)

Includes derivative fair value adjustments, foreign currency transaction (gains) losses, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense. The other adjustments in fiscal 2020 also includes expenses related to the ADS Mexicana’s investigation.

Reconciliation of Segment Adjusted EBITDA

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Amounts in thousands)	2021	2020	2021	2020
Legacy ADS Adjusted EBITDA
Pipe Adjusted Gross Profit	$53,100	$46,767	$322,846	$239,531
International Adjusted Gross Profit	10,945	7,865	49,921	36,999
Allied Products & Other Adjusted Gross Profit	49,046	43,580	225,052	201,206
Unallocated corporate and selling expenses	(52,956)	(50,864)	(194,775)	(190,353)
Legacy ADS Adjusted EBITDA	60,135	47,348	403,044	287,383
Legacy Infiltrator Water Technologies Adjusted EBITDA
Infiltrator Water Technologies	41,612	33,366	191,163	98,245
Unallocated corporate and selling expenses	(7,610)	(8,584)	(27,135)	(21,865)
Legacy Infiltrator Water Technologies Adjusted EBITDA	$34,002	$24,782	$164,028	$76,380
Intersegment Eliminations	411	(36)	(117)	(1,895)
Consolidated Adjusted EBITDA	$94,548	$72,094	$566,955	$361,868

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Fiscal Year Ended March 31,
(Amounts in thousands)	2021	2020
Net cash flow from operating activities	$452,216	$306,189
Capital expenditures	(78,757)	(67,677)
Free cash flow	$373,459	$238,512